Exhibit 99.1

SONUS NETWORKS ANNOUNCES DEPARTURE OF
CHIEF OPERATING OFFICER GURU PAI

Guru Pai to Resign for Personal Reasons

Westford, Mass., December 30, 2010 - Sonus Networks, Inc. (Nasdaq: SONS), a market leader in next-generation IP-based network solutions, today announced that Guru Pai has resigned as the company’s Executive Vice President and Chief Operating Officer, effective immediately, citing personal reasons.

“I am grateful to Guru for his nearly two years of service to Sonus, and wish him and his family all the best in the future,” said Ray Dolan, President and Chief Executive Officer of Sonus Networks.

Business Outlook

Today, the company is reiterating its previously stated full year total revenue guidance of $225 to $245 million.

About Sonus Networks

Sonus Networks, Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next-generation infrastructure and subscriber solutions.  With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI. Sonus products include media and signaling gateways, policy/routing servers, session border controllers and subscriber feature servers.  Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks.  For more information visit http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of Sonus’ Annual Report on Form 10-K for the year ended December 31, 2009 and all subsequent Quarterly Reports on Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Wayne Pastore	Fran Murphy
978-614-8291	978-614-8148
wpastore@sonusnet.com	fmurphy@sonusnet.com

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